CounterPath Announces Contract and Strategic Channel Agreement
with Large Network Equipment Provider

Company leverages patent portfolio and success of Operator and Enterprise Over the Top (OTT) deployments to secure an agreement to sell CounterPath’s unified communications solution to operators worldwide

Vancouver, BC — August 20, 2014 — CounterPath Corporation (NASDAQ: CPAH) (TSX: CCV), a leading developer of award-winning UC over-the-top (OTT) solutions for desktop, tablet and mobile solutions for operators and enterprises, today announced that a major supplier of networking equipment and solutions has signed a definitive agreement with the company to market and sell CounterPath’s OTT communications solutions to operators worldwide.

Enterprise and Operator OTT solutions are key for customers that want to differentiate their UC and IMS (IP Multimedia Subsystem) based deployments. In the case of deployments like Rogers One Number, operators have experienced a positive upturn in subscriber growth and reduced usage of Internet OTT services such as Skype or Apple’s Facetime.

“Carriers and Enterprises are looking for market tested Unified Communications solutions that they can confidently roll out to their end users,” said Donovan Jones, President and Chief Executive Officer. “By taking our client-centric, platform agnostic approach and extending it to our server platform we can offer a solution which not only overlays to any network deployment but greatly enhances the user experience, providing a highly differentiated service for operators and enterprises. This new relationship opens up a significant market opportunity for CounterPath, once again demonstrating the industry’s trust in the value and reliability of our applications and solutions.”

The signed agreement covers all of CounterPath’s products and services that comprise Operator and Enterprise OTT solutions enabling voice, video, presence and messaging over the most popular operating systems and devices across any IP network.

About CounterPath

CounterPath’s SIP-based VoIP softphones are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop and mobile devices, together with the Company’s server applications and Fixed Mobile Convergence (FMC) solutions, enable service providers, OEMs and enterprises large and small around the globe to offer a seamless and unified communications experience across both fixed and mobile networks. Standards-based, cost-effective and reliable, CounterPath’s award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as Alcatel-Lucent, AT&T, Avaya, BroadSoft, BT, Cisco Systems, GENBAND, Metaswitch Networks, Mitel, NEC, Network Norway, Rogers and Verizon.

For more information about CounterPath’s Bria softphone applications and provisioning solutions, visit: www.counterpath.com/products.

Contacts:

Kasia Finkelstein
Marketing & PR
kfinkelstein@counterpath.com
(604) 628-9378

Steven Hards
Investor Relations
shards@counterpath.com
(604) 637-6498